UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2013

ViaSat, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21767	33-0174996
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6155 El Camino Real

Carlsbad, California 92009

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (760) 476-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 15, 2013, ViaSat, Inc. (“ViaSat”) entered into the Third Amendment to Fifth Amended and Restated Revolving Loan Agreement dated as of May 15, 2013 (the “Third Amendment”), which amends the Fifth Amended and Restated Revolving Loan Agreement dated as of May 9, 2012 (as amended), with Union Bank, N.A. (as administrative agent and collateral agent), Bank of America, N.A., Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., Compass Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley MUFG Loan Partners, LLC and the other lenders party thereto (the “Credit Agreement”). The Third Amendment amended the Credit Agreement to increase the permitted total leverage ratio for the first, second, third and fourth quarters of fiscal year 2014.

Certain of the lenders under the Credit Agreement, and their respective affiliates, have performed, and may in the future perform, for ViaSat and its affiliates various commercial banking, investment banking, financial advisory or other services, for which they have received and/or may in the future receive customary compensation and expense reimbursement.

The description of the Third Amendment contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Third Amendment, which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Third Amendment to Fifth Amended and Restated Revolving Loan Agreement dated as of May 15, 2013 by and among ViaSat, Inc., Union Bank, N.A. (as administrative agent and collateral agent) and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASAT, INC.

Date: May 17, 2013	By:	/s/ Paul Castor
	Name:	Paul Castor
	Title:	Associate General Counsel

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Third Amendment to Fifth Amended and Restated Revolving Loan Agreement dated as of May 15, 2013 by and among ViaSat, Inc., Union Bank, N.A. (as administrative agent and collateral agent) and the other lenders party thereto.